Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

OF

GREENVILLE RIVERBOAT, LLC

a Mississippi limited liability company

INTO

LIGHTHOUSE POINT, LLC

a Mississippi limited liability company

This Agreement and Plan of Merger (this “Agreement”) is dated and entered into this the 10th day of September, 2010 by and between Greenville Riverboat, LLC, a Mississippi limited liability company (“Greenville”), and Lighthouse Point, LLC, a Mississippi limited liability company (“Lighthouse”).

W I T N E S S E T H:

WHEREAS, Greenville is a limited liability company duly organized and existing under the laws of the State of Mississippi, having been organized on January 3rd, 1995;

WHEREAS, Lighthouse is a limited liability company duly organized and existing under the laws of the State of Mississippi, having been organized on November 24th, 2009;

WHEREAS, New Tropicana OpCo, Inc., a Delaware corporation (“Tropicana”), owns 80 Units of the total 100 Units (as that term is defined under that certain Limited Liability Company Agreement of Greenville, dated January 20th, 1995, as amended) in Greenville (the “Tropicana Units”);

WHEREAS, Rainbow Entertainment, Inc., a Mississippi corporation (“Rainbow”), owns 20 Units of the total 100 Units in Greenville (the “Rainbow Units”);

WHEREAS, Tropicana and Rainbow are collectively referred to herein as the “Members”;

WHEREAS, Greenville deems it desirable and has approved, upon the terms and subject to the conditions stated herein, that Greenville shall be merged with and into Lighthouse and that Lighthouse be the surviving company (the “Merger”);

NOW, THEREFORE, in consideration of the mutual covenants and agreement and provisions hereinafter contained, Greenville and Lighthouse hereby make, adopt and approve this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the same into effect, as follows:

1.             Merger.  Greenville shall be merged with and into Lighthouse on the Effective Date (as hereinafter defined).  Lighthouse shall be the surviving company and shall be governed by the laws of the State of Mississippi.  The separate existence of Greenville shall cease on the Effective Date, and thereupon Greenville and Lighthouse shall be a single Mississippi limited liability company (herein the “Surviving Company” whenever reference is made to it as of the Effective Date or thereafter).

2.             Effective Date of the Merger.  Subject to the terms and conditions of this Agreement, and upon satisfaction of all legal requirements, the Merger shall be effective upon the date of receipt of all required approvals from the Mississippi Gaming Commission relative hereto (“Effective Date”).

3.             Effect of the Merger.  The Merger shall have the effect provided in Section 79-29-212 of the Mississippi Limited Liability Company Act (the “Act”).

4.             Certificate of Formation.  From and after the Effective Date, the Certificate of Formation of Lighthouse, attached hereto as Exhibit A, as in effect on the Effective Date shall continue to be the Certificate of Formation of the Surviving Company, until the same shall be altered, amended or repealed as provided therein, pursuant to the terms of a Limited Liability Company Agreement of Lighthouse, attached hereto as Exhibit B, or the Act.

5.             Lighthouse Membership Interests.  On the Effective Date, each membership interest of Lighthouse outstanding immediately prior to the Effective Date shall be deemed cancelled and shall cease to exist.

6.             Units.  On the Effective Date, the Tropicana Units outstanding immediately before the Effective Date shall, by virtue of the Merger, be converted into membership interests in Lighthouse, with Tropicana owning 100% of the membership interests in Lighthouse.  On the Effective Date, the Rainbow Units outstanding immediately before the Effective Date shall, by virtue of the Merger, be converted into $2,500,000.00 cash.

7.             Mississippi Gaming Commission Approval. This Agreement is governed, to the extent required by law, by the Mississippi Gaming Control Act and the Regulations of the Mississippi Gaming Commission. Without limiting the generality of the foregoing, the parties hereto agree that the merger contemplated herein requires certain prior approvals of the Mississippi Gaming Commission, including, but not limited to, the licensure of Lighthouse; thus, the effectiveness of the Merger is conditioned upon the receipt of all necessary approvals.

8.             Amendment. At any time prior to the Effective Date, Greenville and Lighthouse, by mutual consent of their respective members, as the case may be, and to the extent permitted by law, may amend, modify, and supplement this Agreement in such manner as may be mutually agreed upon by them in writing; provided, however, that subsequent to approval of the Agreement, the Agreement may not be amended to:  (a) change the amount or kind of shares or other securities, interests, obligations, rights to acquire shares or other securities, cash, or other property to be received by the Members upon conversion of their interests under this Agreement; (b) change the organizational documents of Lighthouse; or (c) change any of the other terms or conditions of the Agreement if the change would adversely affect the Members in any material respect.

9.             Termination of Agreement.  At any time prior to the Effective Date, this Agreement may be terminated or abandoned by the mutual written consent of the members of Greenville and Lighthouse.  Upon termination, this Agreement shall be void and of no further force and effect, and there shall be no liability for such termination on the part of any party hereto, or the members or partners of any of them.

10.           Binding Effect; Governing Law.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, and shall be governed by and construed in accordance with the Act and the laws of the State of Mississippi.

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective members and partners, as the case may be, have caused this Agreement to be executed as of the day and year first above written.

GREENVILLE RIVERBOAT, LLC,
a Mississippi limited liability company

By: New Tropicana OpCo, Inc., The Member holding a majority of the Units

/s/ Marc Rubinstein
By:	Marc Rubinstein
Its:	Secretary and Senior Vice President

LIGHTHOUSE POINT, LLC,
a Mississippi limited liability company

By:	New Tropicana OpCo, Inc., Its Sole Member

/s/ Marc Rubinstein
By:	Marc Rubinstein
Its:	Secretary and Senior Vice President